SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934
Check the appropriate box:

☑	Preliminary information statement	☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))
☐	Definitive information statement
CENTURY PROPERTIES FUND XIV

(Name of Registrant as Specified in Its Charter)
Payment of Filing Fee (Check the appropriate box):
☐ No fee required
☑ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction: $23,700,000.00, based on the contract price for the property being sold

(5)	Total fee paid: $931.41
☐ Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

INFORMATION STATEMENT
FOR
CENTURY PROPERTIES FUND XIV
c/o THE ALTMAN GROUP, INC.
1200 Wall Street
3rd Floor
Lyndhurst, NJ 07071
Dear Limited Partner:
     We are sending you this information statement to inform you that Fox Capital Management Corporation, a California corporation, and Fox Realty Investors, a California general partnership, the general partners (the “General Partners”) of Century Properties Fund XIV, a California limited partnership (the “Partnership”), have agreed to sell the Partnership’s apartment complex known as Sun River Village, located in Maricopa County, Arizona (the “Property”) to Mayfair Finance, LLC, an Arizona limited liability company (the “Buyer”), an unaffiliated third party, for $23,700,000. The transaction will involve the payment in full, out of the purchase price, of approximately $7,986,766 (estimated balance as of August 31, 2008) constituting the outstanding principal balance and accrued interest of the loan encumbering the Property as well as the payment of a fee to the lender in the amount of approximately $2,210,820 incurred by the prepayment of such loan.
     The Property is owned by Century Sun River, Limited Partnership, an Arizona limited partnership (the “Operating Partnership”). The Partnership owns all of the limited partnership interests of the Operating Partnership, and the Partnership and CPF XIV/Sun River, Inc., an Arizona corporation, are the general partners of the Operating Partnership.
     Pursuant to the Partnership Agreement, the consent of the General Partners and holders of a majority of the outstanding units of limited partnership interest in the Partnership (“Units”) is required to approve the sale of the Property. As of October ___, 2008, 64,806 Units were issued and outstanding. As of October ___, 2008, Aimco Properties, L.P. and its affiliates owned 46,528.05, or approximately 71.80%, of the outstanding Units. As more fully described herein, 26,610.05 of the Units owned by an affiliate of the General Partners are subject to a voting restriction which requires the Units to be voted in proportion to the votes made with respect to Units not subject to this restriction. The General Partners’ affiliates have indicated that they will vote all of their Units that are not subject to this restriction, 19,918 Units or approximately 30.73% of the outstanding Units, in favor of the merger. As a result, affiliates of the General Partners will vote a total of 33,781.84 Units, or approximately 52.13% of the outstanding Units, in favor of the sale. Accordingly, approval of the sale is assured. We are providing the attached Information Statement in order to notify you of the background and terms of the sale.

     After the sale closes, we estimate that there will be approximately a total of $11,345,000, or $175 per Unit, in distributions to distribute to the limited partners of the Partnership. This estimate assumes that the sale of the Property is consummated as of August 31, 2008. This is an estimate only, and as explained below, is based upon a number of assumptions.
     We expect an initial distribution to the limited partners will occur within approximately 90 days after the sale closes with a final distribution, if funds remain, upon the completion of the Partnership’s dissolution in accordance with the Partnership’s Limited Partnership Agreement and applicable law. This Information Statement contains information about the sale and the reasons the General Partners have decided that the sale is in the best interests of the limited partners. The General Partners have conflicts of interest in the sale as described in greater detail herein.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY.
     The date of this information statement is October ___, 2008.
     This information statement is being mailed on or about the date hereof to all holders of Units of the Partnership at the close of business on October ___, 2008.

SUMMARY OF THE TRANSACTION
     The following is a brief summary of certain terms of the Partnership’s proposed sale of the Property pursuant to the terms of the Purchase and Sale Contract, dated as of October 6, 2008, between the Buyer and the Operating Partnership (the “Purchase Agreement”). For a more complete description of the terms of the Purchase Agreement, see “Summary of the Purchase and Sale Contract” in this information statement.

Buyer	Mayfair Finance, LLC, an Arizona limited liability company

Property to Be Sold by the Partnership	Sun River Village, located in Maricopa County, Arizona, together with all the improvements located on the Property. See “Summary of the Purchase and Sale Contract — The Purchased Assets.”

Purchase Price and Deposit
$23,700,000, subject to certain adjustments as provided in the Purchase Agreement. The purchase price for the Property is payable as follows: (i) $250,000 was paid by the Buyer as an initial deposit (the “Initial Deposit”) upon the execution of the Purchase Agreement, (ii) prior to the expiration of the Feasibility Period, which will occur on November 5, 2008, Buyer is obligated to make an additional deposit of $250,000 (the “Additional Deposit” and together with the Initial Deposit, the “Deposit”), and (iii) the balance of the purchase price is to be paid in cash at the closing. See “Summary of the Purchase and Sale Contract — Purchase Price and Deposit” and “— Payoff of Existing Loan on the Property.”

Closing
The closing of the Purchase Agreement, including the sale of the Property, is scheduled to occur on December 19, 2008. The closing date is subject to extension at the option of the Operating Partnership pursuant to the terms of the Purchase Agreement. See “Summary of the Purchase and Sale Contract — Closing.”

Closing Conditions
The Operating Partnership’s obligation to complete the sale of the Property is subject to certain customary conditions, including obtaining all consents necessary to consummate the transactions described in the Purchase Agreement. The Buyer’s obligation to close the sale of the Property is also subject to certain customary conditions, including obtaining a satisfactory loan commitment on such terms and conditions as are acceptable to Buyer in its sole discretion to finance the acquisition of the Property. See “Summary of the Purchase and Sale Contract — Conditions to the Parties’ Obligation to Close.”

Representations and Warranties
The Purchase Agreement contains customary representations and warranties made by the Buyer and the Operating Partnership. The Operating Partnership’s representations and warranties survive for a period of nine months after the closing. See “Summary of the Purchase and Sale Contract — Representations and Warranties.”

Covenants	The Purchase Agreement contains customary covenants by the Partnership. See “Summary of the Purchase and Sale Contract — Covenants.”

Termination
The Purchase Agreement contains customary termination rights on behalf of the Buyer and the Operating Partnership, including the failure of certain closing conditions, events of default, and certain other material matters with respect to the Property. See “Summary of the Purchase and Sale Contract — Closing,” “— Conditions to the Parties’ Obligation to Close,” “— Default,” and “— Certain Other Termination Rights.”

Damages for Breach of Representations and Warranties
The liability of the Partnership for a breach of the Operating Partnership’s representations and warranties is capped at $500,000. See “Summary of the Purchase and Sale Agreement — Representations and Warranties.”

Use of Proceeds
The Operating Partnership intends to use the gross proceeds from the sale of the Property to pay the outstanding indebtedness, transaction related costs and other liabilities of the Partnership and to make distributions to the Partnership. The Partnership intends to distribute the amount it receives to its partners, including the limited partners. The General Partners estimate that approximately $11,576,065 will be available for distribution to the partners of the Partnership, of which approximately $11,344,543 will be available for distribution to the limited partners, and the remainder to the General Partners and special limited partners in accordance with the Partnership’s Amended and Restated Limited Partnership Agreement, dated as of June 4, 1979 (the “Partnership Agreement”). See “Use of Proceeds” and “Interests of Certain Persons in the Sale.”

Plans After the Sale
Upon the completion of the sale of the Property and after the payment of transaction related costs and other outstanding obligations of the Operating Partnership and the Partnership, the Partnership will be dissolved and its affairs wound up as required by Article 19 of the Partnership Agreement and applicable law. See “Plans After the Sale,” “Legal Proceedings” and “Federal Income Tax Consequences.”

REASONS FOR THE SALE
     The General Partners have determined that the sale of the Property is in the best interests of the limited partners after considering a number of factors, including the following:
•	Construction of the Property was completed in 1981, and given its age, the Property likely will require substantial capital expenditures in the future, for which existing reserves will not be adequate.

•	The tax benefits of continued investment in the Property have been substantially eliminated for most limited partners due principally to declining depreciation deductions from the Property.
•	For the foreseeable future, the Partnership may generate taxable income but may not distribute sufficient cash to limited partners to pay resulting tax liabilities.
•	The Partnership has not made any distributions from operations to the limited partners since at least 2003. During the three months ended December 31, 2005, the Partnership distributed the remaining proceeds from the 2004 sale of St. Charleston Village Apartments.
•	The General Partners’ belief that the Maricopa County, Arizona rental market is stagnant, resulting in unchanged rental rates while expenses related to the Property, including maintenance and repair, continue to increase.
     For these reasons and others that were considered by the General Partners in arriving at its decision, the General Partners have approved the sale and the Purchase Agreement, and, as described more fully below, limited partners affiliated with the General Partners holding a majority of the Units will approve in writing the sale and the Purchase Agreement.
THE SALES PROCESS
     In 2008, the Operating Partnership hired Cushman & Wakefield of Arizona, Inc. (the “Broker”), an Arizona real estate brokerage firm, to market the Property. The Broker marketed the Property nationally to prospective buyers known to be interested in the acquisition of multifamily housing projects similar to the Property. Approximately 76 offering memorandums were sent to prospective buyers of the Property. The Broker received offers from 13 potential purchasers. The General Partners evaluated prospective purchasers and offers in terms of price offered, feasibility of the proposed transaction, credibility of the prospective purchaser and ability of the prospective purchaser to close. The General Partners chose to accept the offer by the Buyer described in this information statement based on these criteria. Neither the General Partners nor their affiliates bid on the Property.

THE BUYER
     Mayfair Finance, LLC, which is not affiliated with the Partnership, agreed to acquire the Property through an arms-length negotiation. Mayfair Finance, LLC has an office located at 7141 East Rancho Vista Drive, #4006, Scottsdale, Arizona 85251. The phone number for Mayfair Finance, LLC is (602) 318-8007. The Buyer may assign its rights to acquire the Property to its affiliates so long as Buyer is not released from its liability under the Purchase Agreement and Buyer provides written notice to the Operating Partnership of any proposed assignment no later than ten days prior to the closing date. The Buyer and its affiliates are in the business of operating residential rental housing. The Buyer has informed the General Partners that it or its affiliates plans to operate the Property following the sale. Neither the General Partner nor its affiliates have conducted business with the Buyer or its affiliates.
THE PROPERTY
     The Operating Partnership has owned and operated the Property, a 334-unit apartment complex located in Maricopa County, Arizona, since November 1980. The Property (together with the Operating Partnership’s cash on hand) constitutes 100% of the Operating Partnership’s total outstanding assets. The limited partnership interest in the Operating Partnership (together with the Partnership’s cash on hand) constitutes 100% of the Partnership’s total outstanding assets. There is a first mortgage loan on the Property with an unpaid principal balance and accrued interest of approximately $7,986,766 as of August 31, 2008. The loan encumbering the Property will be pre-paid in full at the closing. The Partnership has other indebtedness of $1,452,304 as of August 31, 2008, including $1,088,114 of indebtedness and other payables owed to an affiliate of the General Partners.
NO OTHER ALTERNATIVES CONSIDERED BY THE GENERAL PARTNERS
     The General Partners did not explore any other alternatives to selling the Property.
APPROVAL OF THE SALE
     The General Partners approved the sale and determined that it is in the best interests of the Partnership and the limited partners.
     Section 15.3.3 of the Partnership Agreement permits the General Partners to cause the Partnership to sell all or substantially all of the assets of the Partnership with the approval of the limited partners holding a majority of the then outstanding Units.
     As of October ___, 2008, the Partnership has approximately 1,753 limited partners who collectively own 64,806 outstanding Units. Each Unit represents approximately .002% of the outstanding Units. As of October ___, 2008, affiliates of the General Partners owned 46,528.05 Units, or 71.80% of the outstanding Units. The affiliates of the General Partners have notified the General Partners that they will consent in writing to the sale and the Purchase Agreement.

     26,610.05 Units held by affiliate AIMCO IPLP, L.P. are subject to a voting restriction. AIMCO IPLP, L.P. previously agreed to vote the 26,610.05 Units it holds (i) against any proposal to increase the General Partners’ compensation as set forth in the Partnership Agreement, and (ii) with respect to any proposal made by it or any of its affiliates, in proportion to votes cast by other unitholders, and AIMCO IPLP, L.P. will vote these Units accordingly. The General Partners’ affiliates have indicated that they will vote their 19,918 Units that are not subject to the restriction, or approximately 30.73% of the outstanding Units, in favor of the merger. As a result, affiliates of the General Partners will vote a total of 33,781.84 Units, or approximately 52.13% of the outstanding Units, in favor of the merger. Accordingly, approval of the sale is assured, and your consent to the sale is not required.
     Set forth below are all persons and entities known by the Partnership to be a beneficial owner of more than 5% of any class of limited partnership interest in the Partnership as of October ___, 2008.

	Number of
Name and Address	Limited	Percent of
of Beneficial Owner	Partnership Units	Class
AIMCO Properties, L.P. (1)	16,861.43	26.02%
4582 S. Ulster St. Parkway Suite 1100 Denver, CO 80237

AIMCO IPLP, L.P.	26,641.05	41.11%
55 Beattie Place Greenville, SC 29602

Madison River Properties L.L.C.	2,925.57	4.52%
55 Beattie Place Greenville, SC 29602

Fox Capital Management Corporation	100.00	0.15%
55 Beattie Place Greenville SC 29602

Total	46,528.05	71.80%

(1)	AIMCO Properties, L.P. is the operating partnership of Apartment Investment and Management Company (“Aimco”). The general partner of AIMCO Properties, L.P. is AIMCO-GP, Inc., which is a wholly owned subsidiary of Aimco. Through AIMCO-GP, Inc. and AIMCO-LP Trust, of which Aimco is the sole beneficiary, Aimco owns approximately 90% of AIMCO Properties, L.P. Together, Aimco and AIMCO Properties, L.P. directly or indirectly own 100% of Madison River Properties LLC and AIMCO IPLP, L.P.

     Upon the execution of such written consent, the holders of a majority of the Units will approve the sale and the Purchase Agreement, and, as a result, no vote of any other Unit holder will be necessary to approve the sale or the Purchase Agreement. Accordingly, the Partnership is not soliciting any other votes. In addition, the written consent will authorize the Operating Partnership, in its discretion, to reduce the gross purchase price for the Property up to 10% and make any other amendments to the Purchase Agreement (including, without limitation, the closing date, due diligence duties and closing conditions) which, in the Operating Partnership’s opinion, are necessary, appropriate or desirable in connection with the sale and that do not materially and adversely affect the Partnership. Such written consent shall become effective twenty days after the mailing of this information statement. This information statement shall constitute notice to the limited partners of the Partnership with respect to this matter as required by Section 16.3 of the Partnership Agreement.
PARTNER PROPOSALS
     In accordance with the terms of the Partnership Agreement, the Partnership does not have annual meetings. Thus, there is no deadline for submitting partner proposals as set forth in Rule 14a-5 under the Securities Exchange Act of 1934, as amended. The limited partners may call a special meeting to vote upon matters permitted by the Partnership Agreement with the prior consent of at least 10% of the outstanding Units.
FORWARD-LOOKING STATEMENTS
     Certain statements made herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are indicated by words such as “believes,” “intends,” “expects,” “anticipates” and similar words or phrases. Such statements are based on current expectations and are subject to risks, uncertainties and assumptions. Should any of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Factors that could cause actual results to differ materially from those in our forward-looking statements include the ability of the local general partners to sell the underlying properties on economically advantageous terms, real estate and general economic conditions in the markets in which the properties are located and changes in federal and state tax laws that may create tax disadvantages for certain distributions, some of which may be beyond our control. Given these uncertainties, limited partners are cautioned not to place undue reliance on our forward-looking statements.
INTEREST OF CERTAIN PERSONS IN THE SALE
     The General Partners have interests, some of which are in conflict with the interests of the limited partners, with respect to the sale. A general partner generally is liable for all recourse debts and other liabilities of a partnership when the partnership’s assets are insufficient. A sale of the Property reduces the General Partners’ liability for existing and future Partnership debt and liabilities. As noted above, Aimco Properties, L.P., an affiliate of the General Partners, and its affiliates, own 71.80% of the Units of the Partnership and will receive their corresponding share of distributable sales proceeds. In addition, in accordance with the terms of the Partnership Agreement, the General Partners will receive an estimated $231,521 from the sales proceeds, assuming the closing of the sale occurred as of August 31, 2008.

USE OF PROCEEDS
     We estimate that we will use the gross proceeds from the sale as follows (subject, however, to such reductions in the purchase price and reallocations in the proceeds as determined by the General Partners, in their reasonable discretion, to address objections made by the Buyer to the condition of the Property):

Gross purchase price	$23,700,000
Plus: Cash and cash equivalents	210,667
Plus: Other partnership assets	263,288
Less: Mortgage debt, including accrued interest	(7,986,766)
Less: Debt prepayment penalty	(2,210,820)
Less: Loans from affiliate of General Partners, including accrued interest	(907,740)
Less: Accounts payable, accrued expenses and other liabilities	(544,564)*
Less: Estimated closing costs	(474,000)
Less: Reserve for contingencies	(474,000)

TOTAL	$11,576,065

Net proceeds distributable to all Partners	$11,576,065
Percentage of proceeds allocable to Limited Partners	98%

Net proceeds distributable to Limited Partners	$11,344,543

Total number of Units	64,806

Distributable net proceeds per Unit	$175

* $180,374 of this amount is payable to the General Partner and /or affiliates.
     In addition, the sale of the Property may require the General Partners to escrow part of the proceeds from the sale for some period of time if the General Partners agree with the Buyer to do so.
     These estimates assume that the closing of the sale occurred as of August 31, 2008, and are based on information known to the General Partners at this time. These figures will adjust based upon the fact that closing will occur after August 31, 2008. Of course, many factors could cause the actual use of proceeds to vary from these estimates, including delays or unforeseen complications with the closing or contingent liabilities of the Partnership.
FEDERAL INCOME TAX CONSEQUENCES
     The tax consequences to you of a sale of the Property may be significant. The following discussion briefly summarizes the typical material aspects of the federal income tax consequences for the limited partners that should be considered in connection with the sale; however, the tax consequences to you could be materially different for a variety of reasons. The discussion is based on current law, which is subject to change (possibly with retroactive effect), and does not consider state, local and foreign income tax aspects of the sale. For purposes of this tax discussion, references to “I.R.C. Section” are to sections of the Internal Revenue Code of 1986, as amended. THIS DISCUSSION DOES NOT ADDRESS SPECIAL CONSIDERATIONS AND RULES APPLICABLE TO LIMITED PARTNERS THAT ARE TAX-EXEMPT OR FOREIGN ENTITIES.
     EACH LIMITED PARTNER SHOULD CONSULT AND MUST RELY UPON HIS, HER OR ITS OWN TAX ADVISOR IN ORDER TO UNDERSTAND FULLY THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND ESTATE AND GIFT TAX CONSEQUENCES TO HIM, HER OR IT ARISING FROM THE SALE.
     Tax Consequences if the Property is Sold. The General Partners estimate that a typical limited partner will recognize total taxable income from the sale of the Property of approximately $149 per Unit. The total taxable income is estimated to consist of “unrecaptured I.R.C. Section 1250 gain” that will be taxed at a maximum 25% rate to an individual limited partner of $119 per Unit, long-term capital gain of $168 per Unit, an ordinary loss of $34 per Unit and, when the Partnership completely terminates, a capital loss of approximately $104 per Unit (for Units that have not been adjusted on account of a sale or death) on account of syndication fees that are nondeductible at the Partnership level.
     The Partnership will recognize gain from the sale of the Property to the extent that the amount the Partnership realizes from that sale exceeds its adjusted basis in the Property. The Partnership’s amount realized from the sale includes the sum of cash it receives from Buyer plus the fair market value of any property it receives other than money. If Buyer assumes or takes the Property subject to liabilities which encumber the Property, the face amount of those liabilities also is included in the Partnership’s amount realized as though Buyer had made a cash payment to the Partnership in the same amount. Selling expenses of the Partnership, such as brokerage commissions, legal fees, and title costs, reduce the Partnership’s amount realized. Any gain recognized by the Partnership will be allocated to the partners, including the limited partners, in accordance with the Partnership agreement. The amount of selling expenses is an estimate based on a number of assumptions with respect to closing costs discussed under “Use of Proceeds.”
     To the extent that a partnership is not a “dealer” with respect to a property, any gain in excess of “depreciation recapture gain” (discussed below) and “unrecaptured I.R.C. Section 1250 gain” (discussed below) generally will be taxed as gain arising from the sale of property used in the partnership’s trade or business under I.R.C. Section 1231 (“I.R.C. Section 1231 gain”). Each limited partner will be allocated its share of the Partnership’s I.R.C. Section 1231 gain, if any. In general, if the combination of all I.R.C. Section 1231 gains and losses of a particular limited partner for a taxable year results in a net gain, all of such gains and losses will be characterized as long-term capital gains and losses. If the combination results in a net loss, all of such gains and losses will be characterized as ordinary gains and losses. However, notwithstanding the foregoing, gains from the sale or exchange of I.R.C. Section 1231 property, if any, will be treated as ordinary gains to the extent of a limited partner’s unrecaptured net I.R.C. Section 1231 losses for the five most recent prior years. As a result, all or a portion of any I.R.C. Section 1231 gain, if any, from the sale of the Partnership’s property allocated to a limited partner may be treated as ordinary income, rather than long-term capital gain, if the limited partner has had net I.R.C. Section 1231 losses in prior years.

     Under I.R.C. Section 1245, gain, if any, recognized by the Partnership from the sale of any of its depreciable or amortizable personal property and certain statutorily designated real property, i.e., “depreciation recapture gain,” is re-characterized as ordinary income and will be allocated to the partners as such. The amount of the Partnership’s depreciation recapture gain equals the amount by which the lower of the (i) amount realized or (ii) recomputed basis (i.e., the property’s basis plus all amounts allowed or allowable for depreciation) of the transferred property exceeds that property’s adjusted basis.
     Under I.R.C. Section 1250, no portion of the gain recognized by the Partnership upon the disposition of its residential rental real property generally is re-characterized as ordinary income because such property is depreciated using the straight-line method. However, under I.R.C. Section 291(a)(1), a portion of a corporation’s capital gain from the disposition of residential rental real property is re-characterized as ordinary income. The portion that is re-characterized equals 20% of the amount that would have been treated as ordinary income under I.R.C. Section 1245 if the transferred property were I.R.C. Section 1245 property (which generally would be all depreciation deductions previously claimed). Therefore, under I.R.C. Section 291(a)(1), corporate limited partners of the Partnership may recognize ordinary income upon a disposition of the Partnership’s residential rental real property.
     In the case of limited partners of the Partnership that are individuals, estates, or trusts, the application of I.R.C. Section 1250 will not require those taxpayers to recognize gain taxable as ordinary income; however, those limited partners may be allocated gain from the Partnership’s sale of the property that is taxed as “unrecaptured I.R.C. Section 1250 gain.” Unrecaptured I.R.C. section 1250 gain generally is equal to the gain on the sale of real property that is attributable to straight-line depreciation. The maximum federal tax rate at which unrecaptured I.R.C. Section 1250 gain currently is 25%.
     In the case of limited partners that are individuals, trusts, or estates, gain from the sale of the Partnership’s property that is not taxed as ordinary income or as unrecaptured I.R.C. Section 1250 gain generally is taxed at a current maximum capital gains tax rate of 15%. Gain from the sale of the Partnership’s property that is allocated to limited partners that are corporations is not subject to preferential capital gains tax rates.
     If a limited partner possesses suspended tax losses, tax credits, or other items of tax benefit, such items may be used to reduce any tax liability that arises with respect to any gain resulting from the sale of the Partnership’s property and allocated to that limited partner. The determination of whether a limited partner possesses suspended tax losses, tax credits, or other items of tax benefit that may reduce any gain resulting from the sale will depend upon each limited partner’s individual circumstances. Limited partners are urged to consult with their tax advisors in this regard.
     Distributions of Cash. A distribution of cash by the Partnership to a limited partner will be treated as an amount realized from a sale of the limited partner’s interest in the Partnership and will result in taxable gain only to the extent that the distribution exceeds the limited partner’s adjusted tax basis in his, her or its Partnership interest. Otherwise, distributions will be tax free, and the adjusted basis of the limited partner’s Partnership interest will be decreased, but not below zero.

     Generally, any gain recognized by a limited partner arising from a cash distribution by the Partnership will be capital gain. Nevertheless, to the extent that a portion of that gain is attributable to “unrealized receivables” of the Partnership, including depreciation recapture, or to certain inventory items described in I.R.C. Section 751, such gain will be taxed as ordinary income. The General Partners do not believe that any portion of a limited partner’s gain will be taxable as ordinary income under I.R.C. Section 751.
     Proceeds available for distribution to the limited partners from the sale of the Property after repayment of the Partnership’s debts may be less than the gain recognized by the Partnership (as a result of the sale) that is allocable to the partners, gain recognized by the partners as a result of any cash distributions (including deemed distributions of cash as a result of a reduction in a limited partner’s share of Partnership liabilities) from the Partnership, and any tax liability resulting from the foregoing. Accordingly, limited partners may be required to use funds from sources other than the Partnership in order to pay any tax liabilities that may arise as a result of the recognition of gain.
     Tax Consequences if the Property is Not Sold. The Property has been substantially depreciated for United States federal income tax purposes. As a result, it is possible that continued operation of the Property may generate taxable income to the limited partners unless there is adequate depreciation and other deductions equal to or greater than the income generated from the Property. Limited partners may be required to use funds from sources other than the Partnership in order to pay any tax liabilities that may arise as a result of the Partnership’s continued operation of the Property. The Partnership also will continue to incur the administrative costs of operating the Partnership, including the cost of preparing and filing a Partnership tax return and it will continue to receive management fees. If a limited partner possesses suspended tax losses, tax credits or other items of tax benefit, such items may potentially be used to reduce any tax liability that arises with respect to any taxable net income as a result of the continued operation of the Property by the Partnership. Limited partners are urged to consult their tax advisors in this regard.
NO APPRAISAL RIGHTS
     Limited partners are not entitled to dissenters’ appraisal rights under applicable law or the Partnership Agreement in connection with the sale of the Property.
REGULATORY APPROVALS
     Other than the filing and distribution of this information statement, no regulatory approvals are required for the sale.
PLANS AFTER THE SALE
     Upon the completion of the sale of the Property and after the payment of the transaction related costs and other outstanding obligations of the Partnership, the Partnership will be dissolved and its affairs wound up. The Partnership will reserve a portion of the proceeds of the sale of the Property to cover the administrative costs of operating the Partnership until its liquidation and dissolution, including management fees, taxes, the cost of audits, printing and mailing and the preparation and filing of the Partnership’s tax returns. The Partnership also will reserve a portion of the proceeds of the sale of the Property to cover costs associated with the dissolution and liquidation of the Partnership. See also “Federal Income Tax Consequences” for a discussion of the tax consequences of the sale of the Property and the liquidation of the Partnership.
PARTNERSHIP BUSINESS
     The Partnership is a limited partnership organized under the California Uniform Limited Partnership Act, as amended, on July 1, 1984. Fox Capital Management Corporation, a California corporation, and Fox Realty Investors, a California general partnership, are the General Partners of the Partnership. The General Partners are subsidiaries of Aimco, a publicly traded real estate investment trust. The Partnership Agreement provides that the Partnership is to terminate on December 31, 2012, unless terminated before such date.
     The Partnership’s primary business is to operate and hold real estate properties for investment. The Partnership, through its public offering of Units, sold 64,806 Units aggregating $64,806,000. The General Partners own a 2% interest in the Partnership. Since its initial offering, the General Partners have not received, nor are the limited partners required to make, additional capital contributions.
     The Partnership originally acquired 19 income-producing real estate properties or interests therein with the funds obtained from proceeds of its public offering. The Partnership sold Greenbriar Plaza Shopping Center in September 1995, Duck Creek Shopping Center in October 1995, Wingren Plaza in November 1995, University Square Shopping Center in February 1996, Broadway Trade Center in March 1996, The Oaks Shopping Center in April 1996, Gateway Business Park in August 1997, St. Charleston Village Apartments in November 2004 and Torrey Pines Village Apartments in November 2004. The Partnership continues to hold, own and operate the Property.
     The Partnership has no employees. Management and administrative services are performed by the General Partners and by agents retained by the General Partners. An affiliate of the General Partners provides such property management services.
     The General Partners intend to maximize the operating results and, ultimately, the net realizable value of the Partnership’s assets in order to maximize the return for the limited partners. The Partnership evaluates the Property periodically to determine the most appropriate strategy.
     Certain Partnership financial information is incorporated by reference to the audited financial statements for the Partnership’s 2007 and 2006 fiscal years set forth in Part II, Item 7 of the Partnership’s Annual Report on Form 10K-SB for the fiscal year ended December 31, 2007 (the “2007 10-K”) filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2008 and the unaudited financial statements for the six months ended June 30, 2007 and 2008 filed with the SEC on August 14, 2008 (the “June 2008 10-Q”).
     For information on certain pending and ongoing litigation and governmental investigations, please refer to the 2007 10-K, the June 2008 10-Q and Form 8-K filed with the SEC on September 16, 2008.

PARTNERSHIP PROPERTY
     The following table sets forth the Partnership’s current investment in real property:

Property	Date of Purchase	Type of Ownership	Use
Sun River Village Apartments, Maricopa County, Arizona	November 1980	Fee ownership, subject to first mortgage	Apartment — 334 units
SUMMARY OF THE PURCHASE AND SALE CONTRACT
     The following summarizes the material terms and conditions of the Purchase Agreement. Nothing in this information statement is intended to modify the terms of the written Purchase Agreement.
The Purchased Assets
     The Operating Partnership has agreed to sell all of the Operating Partnership’s interest in and to the Property, together with all the improvements located on the Property. Subject to the Buyer’s right to elect to exclude certain items pursuant to the terms and conditions of the Purchase Agreement, the Buyer has agreed to assume the Operating Partnership’s liabilities and obligations under the Property’s contracts, equipment leases, purchase orders, maintenance, service and utility contracts (to the extent assignable) and the Property’s tenant leases after the closing.
Purchase Price and Deposit
     The purchase price for the Property is $23,700,000, payable as follows: (i) the $250,000 Initial Deposit was paid by the Buyer upon the execution of the Purchase Agreement, (ii) prior to the expiration of the Feasibility Period, which will be November 5, 2008, the Buyer is obligated to pay the $250,000 Additional Deposit, and (iii) the balance of the purchase price is to be paid in cash at the closing.
     The Buyer is entitled to receive a credit at the closing in the amount of the received but unapplied balance of all security, damage or other refundable deposits required to be paid by tenants under the leases, plus interest thereon as may be required by the applicable lease or state law. In addition, to the extent the Operating Partnership has received any payments from tenants for operating expenses, taxes, utilities, retroactive rental escalations, or other charges payable by tenants under the leases allocable to periods after the closing, Buyer will receive a credit for such amounts at the closing.
Payoff of the Existing Loan on the Property
     The existing loan from Federal Home Loan Mortgage Corporation, assignee of Lend Lease Mortgage Capital, L.P., in the original principal amount of $10,000,000, will be paid in full upon the closing of the sale of the Property. The balance due on the loan is $7,986,766 (principal and accrued but unpaid interest) as of August 31, 2008, and there is a prepayment penalty of approximately $2,210,820. The fees, costs, and penalties incurred in connection with this payoff will be paid by the Partnership.
Feasibility Period
     From the date of the execution of the Purchase Agreement to and including November 5, 2008 (the “Feasibility Period”), the Buyer and its consultants have the right to enter the Property to, among other things, conduct customary studies, tests, examinations, inquiries and inspections or investigations concerning the Property, to review documents and records related to the Property and otherwise confirm any and all matters which Buyer may reasonably desire to confirm with respect to the Property. Except for claims arising as a result of the Operating Partnership’s negligence or willful misconduct, Buyer has indemnified the Operating Partnership from and against any and all claims, damages, costs and liabilities arising from or related to Buyer’s or its consultants’ entry onto the Property and their inspections and investigations.
     Buyer has the right to terminate the Purchase Agreement by giving written notice to that effect to the Operating Partnership on or before the expiration of the Feasibility Period. If Buyer provides such notice, the Purchase Agreement shall terminate and be of no further force and effect, and the Initial Deposit shall be returned to Buyer (subject to the return by Buyer of any documents or information provided by the Operating Partner with respect to the Property). If Buyer fails to provide the Operating Partnership with written notice of termination prior to the expiration of the Feasibility Period, Buyer’s right to terminate during the Feasibility Period shall be waived permanently, the Purchase Agreement shall remain in full force and effect and the Deposit shall be non-refundable.
Pre-Closing Deliveries and Obligations
     The Purchase Agreement requires the Operating Partnership to deliver certain documents to the Buyer, including, but not limited to, (i) all documents relating to the Property (including a special warranty deed and a rent roll with all pertinent information relating to the tenants and leases), (ii) a standard form commitment to provide a standard ALTA owner’s title insurance policy for the Property (iii) certification of the Operating Partner’s non-foreign status, and (iv) an affidavit of property value prepared in accordance with Arizona law. The Operating Partnership is only responsible for payment of the basic premium for the title policy. The Buyer is responsible for any costs in excess of the basic premium and for the cost of a current survey or any update to the survey.
     Buyer has the right to give written notice to the Operating Partnership of any objection Buyer had to any matter identified in the title documents or survey within twenty days after the execution of the Purchase Agreement.
     On or before the expiration of the Feasibility Period, Buyer has the right to deliver written notice to the Operating Partnership identifying any contract relating to the ownership, maintenance, construction, repair or operation of the Property that Buyer wishes to terminate at closing. If any such contract cannot, by its terms, be terminated, Buyer shall assume such contract. Any contract not identified by Buyer in such notice shall be assumed by Buyer. Buyer is responsible for any penalties or fees associated with the termination of any contracts it wishes to have terminated. Buyer is responsible for obtaining any necessary consents with respect to any contracts it assumes, and has indemnified the Operating Partnership from and against any and all claims, damages, costs and liabilities arising from or related to Buyer’s failure to obtain any such consent.
Closing
     The sale of the Property is scheduled to occur on December 19, 2008. The Operating Partnership has the option, by delivering written notice to the Buyer, of extending the closing to the last business day in December 2008 in the event such extension is desirable in connection with the payoff of any loan secured by the Property.
Closing Prorations and Post Closing Adjustments
     All normal and customarily proratable items will be prorated as of the closing date.
     Unless otherwise provided in the Purchase Agreement, the Operating Partnership is entitled to receive all income, and is liable for all expenses, relating to the operation of its property for the period prior to the closing date, and the Buyer is entitled to receive all income, and is liable for all expenses, for the period commencing on the closing date for the Property. The Operating Partnership or the Buyer, may request an adjustment of any pro rated item (with the exception of real property taxes, which shall be final and not subject to readjustment), provided that no party has any obligation to make any adjustment after the expiration of 60 days after the closing, and unless the adjustment exceeds $5,000 (individually or in the aggregate) with respect to the Property.
Representations and Warranties
     The Purchase Agreement contains certain customary representations and warranties by the Operating Partnership. These representations and warranties include, without limitation, representations and warranties regarding existence and qualification; authority; non-contravention of existing contracts; validity and enforceability of the Purchase Agreement; possessory interest in the Property; “non-foreign person” status; litigation; governmental violations; material defaults under property contracts; and accuracy of the Property’s rent roll. The Operating Partnership’s representations and warranties survive for a period of nine months after the closing. Except for the Operating Partnership’s specific representations, the Property is expressly being sold and purchased “as is,” “where is,” and “with all faults.” The Operating Partnership’s liability for any breach of a representation or warranty by the Operating Partnership is capped at $500,000. Additionally, Buyer may not bring any claim for breach of a representation by the Operating Partnership unless the claim for damages exceeds $5,000 (individually or in the aggregate).
     The Purchase Agreement also contains certain customary representations and warranties by the Buyer.

Covenants
     The Operating Partnership has agreed that it will continue to operate the Property in the ordinary course of business. The Operating Partnership has also agreed to certain additional covenants which may affect the operation of the Operating Partnership prior to closing, including: a commitment to provide the Buyer with an updated rent roll at the closing, restrictions on making material alterations to the Property or removing any material fixtures or tangible personal property, and restrictions on the creation of liens and encumbrances.
Conditions to the Parties’ Obligation to Close
     Operating Partnership’s Conditions to Closing
     The Operating Partnership’s obligation to complete the sale of the Property is subject to certain customary conditions. Such conditions include, among other things, the following:
•	The Operating Partnership shall have received all consents, documentation and approvals necessary to consummate and facilitate the transactions contemplated by the Purchase Agreement;
•	There shall not be any pending, or to the knowledge of the Buyer or the Operating Partnership, any litigation or threatened litigation which, if determined adversely, would restrain the consummation of the transactions contemplated by the Purchase Agreement or declare any covenants of the Buyer to be illegal, void or nonbinding; and
•	The applicable housing authority shall have approved Buyer’s assumption of the Housing Assistance Payment contracts or allowed Buyer to enter into replacement contracts.
     If the conditions to closing fail with respect to the Property, then the Operating Partnership may elect to either waive such condition or terminate the Purchase Agreement in its entirety. In such instance, a portion of the Deposit may or may not be returned to the Buyer, depending on the circumstances surrounding the failure of the specific condition.
     Buyer’s Conditions to Closing
     The Buyer’s obligation to complete the sale of the Property also is subject to certain customary conditions. Such conditions include, among other things, the following:
•	The escrow agent shall have made an irrevocable commitment to issue a standard ALTA owner’s title insurance policy to the Property vested in Buyer in the amount of the purchase price; and
•	Buyer shall have obtained a satisfactory loan commitment on such terms and conditions as are acceptable to Buyer in its sole discretion to finance the acquisition of the Property.

     If such conditions fail, then, subject to the terms of the Purchase Agreement, Buyer has the option of either waiving such condition or terminating the Purchase Agreement and receiving the Deposit back, subject to Buyer’s obligation to return due diligence materials provided to Buyer.
Default
     If the Buyer defaults in its obligations under the Purchase Agreement and does not cure the same within the cure period, if any, provided therein, then the Purchase Agreement will be automatically terminated and the Buyer will forfeit the Deposit to the Operating Partnership. The Operating Partnership has waived the remedies of specific performance and additional damages from the Buyer (other than with respect to certain indemnification obligations on the part of the Buyer as set forth in the Purchase Agreement).
     If the Operating Partnership, defaults in its obligations under the Purchase Agreement and does not cure the same within the cure period, if any, provided therein, then Buyer may either seek specific performance of the Buyer’s obligations under the Purchase Agreement (but not damages), subject to certain conditions, or terminate the Purchase Agreement in its entirety. If the Buyer elects to terminate the Purchase Agreement, a portion of the Deposit is to be returned to the Buyer, subject to the Buyer’s obligation to return due diligence materials provided to Buyer. Additionally, if Buyer elects to terminate the Purchase Agreement, Buyer may recover (as its sole recoverable damages) direct and actual out-of-pocket expenses and costs (documented by paid invoices to third parties) in an amount not to exceed $20,000.
Certain other Termination Rights
     The Buyer has the right to terminate the Purchase Agreement in its entirety upon major property damage to the Property (cost of repairs exceed $250,000) or condemnation of a material portion of any of the Property. In such instance, the Deposit is to be returned to the Buyer, subject to Buyer’s obligation to return due diligence materials provided to Buyer. In the event Buyer elects not to terminate the Purchase Agreement, Buyer will receive either (i) all insurance proceeds pertaining to any such damage (or the proceeds of any condemnation award) and a credit against the purchase price in the amount of any deductible payable by the Operating Partnership in connection therewith or (ii) the full purchase price less a credit to Buyer in the amount necessary to repair the damage (less any amounts which may already have been spent by the Operating Partnership to repair the damage).
Expenses and Closing Costs
     Buyer is responsible for paying any premiums or fees required to be paid by Buyer for the title policy as described above, and one-half of the customary closing costs of the escrow agent. The Operating Partnership will pay the base premium for the title policy as described above, the cost of recording any instruments necessary to discharge any liens or encumbrances against the Property, and the other one-half of the closings costs of the escrow agent.
     In addition, the Operating Partnership shall pay any fees, commissions, and expenses due and owing to the Broker pursuant to a separate agreement.

WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the informational requirements of the Exchange Act and are required to file annual and quarterly reports, proxy statements and other information with the SEC. You can inspect and copy reports and other information filed by us with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. The SEC also maintains an Internet site at http:\\www.sec.gov that contains reports, proxy and information statements regarding issuers, including us, that file electronically with the SEC.
     You should only rely on the information provided in this information statement or any supplement. We have not authorized anyone else to provide you with information. You should not assume that the information in this information statement or any supplement is accurate as of any date other than the date on the front of this information statement or the supplement.
     All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act from the date of this information statement shall also be deemed to be incorporated herein by reference and will automatically update information in this information statement.
     You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:
c/o THE ALTMAN GROUP, INC.
1200 Wall Street
3rd Floor
Lyndhurst, NJ 07071
Telephone: (800) 217-9608
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS
     Only one information statement is being delivered to multiple limited partners sharing an address unless the Partnership has received contrary instructions from one or more of the limited partners.
     The Partnership will undertake to deliver promptly upon written or oral request a separate copy of this information statement to a limited partner at a shared address to which the Partnership delivered a single copy of the information statement. If a limited partner wishes to notify the Partnership that he or she wishes to receive a separate copy of this information statement, the limited partner may contact the Partnership as follows:

By mail:	c/o THE ALTMAN GROUP, INC. 1200 Wall Street 3rd Floor Lyndhurst, NJ 07071
By telephone:	(800) 217-9608
By facsimile:	(201) 460-0050

     A limited partner may also use the above telephone number, facsimile number or mailing address to notify the Partnership that limited partners sharing an address request delivery of a single copy of this information statement if they are receiving multiple copies of information statements.